      Exhibit 99.1

For Release Monday, July 23rd, 2001

Press Contact:
Jonathan Korzen
Audible, Inc.
(973) 837 2718
jkorzen@audible.com

AUDIBLE INC. ANNOUNCES STREAMLINED
OPERATING PLAN

Cutbacks Designed to Achieve Positive Cash Flow by the End of 2002 Without
Additional Financing

WAYNE, NJ, July 23, 2001—Audible Inc., (NASDAQ: ADBL), announced today a plan to streamline operations and significantly reduce its cash needs. The plan is designed to achieve positive cash flow by the end of 2002 without additional capital beyond current cash reserves. The new plan, enabled by more efficient technology, operations, direct marketing techniques—and the success of the AudibleListener subscription-based services—includes the elimination of 35 jobs or approximately 40% of the workforce. The company expects current quarterly cash consumption rates to be radically reduced by the 4th quarter of this year without affecting Audible’s current growth rates.

When fully discussed at the quarterly conference call on August 6, 2001, Audible’s operating results will once again exceed Wall Street expectations for content and services revenue and on the bottom line for the quarter ended on June 30, 2001.

“Audible has consistently met or exceeded operating and cash use expectations, but it is plainly not prudent to wait for the capital markets environment to improve enough to allow us to execute our original financial plan,” noted Donald Katz, chairman and founder of Audible. “This new operating plan, which will accelerate our drive to profitability, is the right thing to do in terms of Audible’s financial position. We expect to continue to provide tremendous value to our customers, while we continuously expand our customer base and serve our many content, technology, and distribution partners.

“Unfortunately,” Mr. Katz continued, “the plan is attended by painful consequences. One of the main reasons we can significantly reduce our operating costs while maintaining our high level of service and leadership of the new industry of digital media distribution, is the level of efficiency, intelligence, and creativity built into our systems by many of the people now leaving us. It is difficult to express my appreciation for the hard work, loyalty, and friendship of the 35 individuals who are leaving Audible.”

The operating plan includes employee departures from all ranks of the company, and as part of this, the company announced several significant management changes. Thomas Baxter will resign from his current Chief Executive Officer position. Mr. Baxter will remain on the Board of Directors and serve as a senior advisor to Audible’s management team. Donald Katz, founder and chairman, will reassume the CEO title he held from the company’s inception in 1995 until late 1998, and again from late 1999 to February 2000. Audible also announced that Robert O. Kramer, 42, current Chief Technology Officer, and a veteran senior executive with American Management Systems (AMS) before joining Audible in early 2001, will become president of the company.

“The fact that we can rationalize our operating overhead and drive to profitability with our cash on-hand while continuing to support the ever-increasing demand for Audible’s singular spoken word audio service is a testament to the professionalism and operational integrity Tom Baxter has brought to Audible after his years as president of Comcast Cable,” Mr. Katz noted. “As our key adviser and board member, the management team will continue to draw upon his wisdom. Rob Kramer is a seasoned and brilliant manager who will continue to build upon our solid foundation.”

“I couldn’t be more proud or feel more secure about the prospects for Audible and its current team,” Mr. Baxter said. “This company is ready to soar, and I plan to be there to help and serve as an active member of the board.”

“Audible is to be applauded for taking steps to move toward the important goal of profitability, while continuing to innovate,” said Dick Brass, vice president, Technology Development at Microsoft, and an Audible board member. “As an investor, we commend their focus on both customers and shareholder value.”

About Audible, Inc.:
Audible® (www.audible.com®) is the Internet’s largest, most diverse provider of premium spoken audio services for content download or playback on personal computers or AudibleReady™ PC-based mobile devices. Audible has more than 30,000 hours of audio programs and 165 content partners that include leading audiobook publishers, broadcasters, magazine and newspaper publishers and business information providers. Audible.com is Amazon.com’s (www.amazon.com) exclusive provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc., to pioneer the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company’s key business partners are Casio Inc., Compaq Computer Corporation, Hewlett-Packard Company, Microsoft Corporation, Royal Philips Electronics, RealNetworks, Inc., SONICblue Incorporated’s Rio Audio Group, Texas Instruments and VoiceAge Corp.

Audible and www.audible.com are registered trademarks of Audible, Inc.; AudibleReady is a trademark of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible’s limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings.

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